Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:
A. Pierre Dubois, Manager, Investor Relations, (210) 283-2164
Tesoro Completes Redemption of 9 5/8% Senior Subordinated Notes Due 2008
SAN ANTONIO—Dec. 16, 2005—Tesoro Corporation (“Tesoro”) (NYSE:TSO) announced today the completion of its previously announced redemption of all of its outstanding 9 5/8% Senior Subordinated Notes due 2008 (the “2008 Subordinated Notes”). The 2008 Subordinated Notes were redeemed in accordance with the terms of such notes at the redemption price of 104.813% of the principal amount plus unpaid and accrued interest to the date of redemption, December 16, 2005. The total aggregate redemption price was approximately $23 million, including approximately $260,000 of accrued interest. Tesoro utilized cash on hand to fund the redemption.
Tesoro Corporation, a Fortune 500 Company, is an independent refiner and marketer of petroleum products. Tesoro operates six refineries in the western United States with a combined capacity of nearly 560,000 barrels per day. Tesoro’s retail-marketing system includes almost 500 branded retail stations, of which over 200 are company operated under the Tesoro® and Mirastar® brands.
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